Prospectus

314,736 Shares

FARO TECHNOLOGIES, INC.

Common Stock

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        This prospectus relates to the offering from time to time of up to 314,736 shares of common stock of FARO Technologies, Inc. by the shareholders named in this prospectus. These shareholders acquired these shares directly from us in connection with our acquisition of iQvolution Ag on March 29, 2005.

        We will not receive any proceeds from the sale of these shares. We are registering these shares for resale, but the registration of these shares does not necessarily mean that the selling shareholders will sell any of these shares.

        Our common stock is traded on the Nasdaq National Market under the symbol “FARO.” On April 21, 2005, the last reported sale price of our common stock was $28.43 per share.

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        Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 for a discussion of these risks.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

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        The date of this prospectus is April 21, 2005.

TABLE OF CONTENTS

The Company	1

Risk Factors	1

Forward-Looking Statements	9

Use of Proceeds	9

Selling Shareholders	10

Plan of Distribution	11

Legal Matters	13

Experts	13

Where You Can Find More Information	13

Incorporation of Certain Documents by Reference	14

ABOUT THIS PROSPECTUS

        This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

        You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

ii

THE COMPANY

        We design, develop, market and support portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. Our principal products are the Faro Arm, FARO Scan Arm and Faro Gage articulated measuring devices, the Faro Laser Tracker, and their companion CAM2 software, which provide for computer-aided design (CAD)-based inspection and/or factory-level statistical process control. Together, these products integrate the measurement and quality inspection function with CAD software to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. We use the acronym “CAM2” for this process, which stands for the computer-aided measurement market. Our products bring precision measurement, quality inspection and specification conformance capabilities, integrated with leading CAD software, to the factory floor. We are a pioneer in the development, marketing and manufacturing of 3-D measurement technology in manufacturing and industrial applications. Our products have been purchased by approximately 3,800 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as Audi, Bell Helicopter, Boeing, British Aerospace, Caterpillar, Daimler Chrysler, General Electric, General Motors, Honda, Johnson Controls, Komatsu Dresser, Lockheed Martin, Nissan, Siemens, Volkswagen among many others.

        Our principal executive offices are located at 125 Technology Park, Lake Mary, Florida 32746, and our telephone number at that address is (407) 333-9911. Our website address is www.faro.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

        Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption “Risk Factors” in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. You can obtain the information incorporated by reference into this prospectus without charge by following the instructions in the “Where You Can Find More Information” section of this prospectus.

Risks Related to Our Operations

Our customers’ buying process for our products is highly decentralized, and therefore, it typically requires significant time and expense for us to further penetrate the potential market of a specific customer, which may delay our ability to generate additional revenue.

        Our success will depend, in part, on our ability to further penetrate our customer base. During 2004, 52.7% of our revenue was attributable to sales to our existing customers, compared to 54.6% in 2003. If we are not able to continue to penetrate our existing customer base, our sales growth will be impaired. Most of our customers have a decentralized buying process for measurement devices. Thus, we must spend significant time and resources to increase revenues from a specific customer. For example, we may provide products to only one of our customers manufacturing facilities or for a specific product line within a manufacturing facility. We cannot be certain that we will be able to maintain or increase the amount of sales to our existing customers.

Others may develop products that make our products obsolete or less competitive.

        The CAM2 market is emerging and could be characterized by rapid technological change. Others may develop new or improved products, processes or technologies that may make our products obsolete or less competitive. We cannot assure you that we will be able to adapt to evolving markets and technologies or maintain our technological advantage.

        Our success will depend, in part, on our ability to maintain our technological advantage by developing new products and applications and enhancing our existing products. Developing new products and applications and enhancing our existing products can be complex and time-consuming and will require substantial investment by us. Significant delays in new product releases or difficulties in developing new products could adversely affect our revenues and results of operations. Because our customers are concentrated in a few industries, a reduction in sales to any one of these industries could cause a significant decline in our revenues.

An economic slowdown in manufacturing will affect our growth and profitability.

        Approximately 75% of our sales are to manufacturers in the automotive, aerospace and heavy equipment industries. We are dependent upon the continued growth, viability and financial stability of our customers in these industries, which are highly cyclical and dependent upon the general health of the economy and consumer spending. The cyclical nature of these industries may exert significant influence on our revenues and results of operations. In addition, the volume of orders from our customers and the prices of our products may be adversely impacted by decreases in capital spending by a significant portion of our customers during recessionary periods. In addition, we generate significant accounts receivable in connection with providing products and services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay for the products provided by us, our operating results and financial condition would be adversely affected.

The potential size and growth of the CAM2 market could be less than we anticipate.

        Because the CAM2 market is emerging, the potential size and growth of the CAM2 market is uncertain and difficult to quantify. If the CAM2 market does not continue to expand or does not expand at least as quickly as we anticipate, we will not be able to continue our sales growth, which will affect our profitability.

Our inability to protect our patents and proprietary rights in the United States and foreign countries could adversely affect our revenues.

        Our success depends in large part on our ability to obtain and maintain patent and other proprietary right protection for our processes and products in the United States and other countries. We also rely upon trade secrets, technical know-how and continuing inventions to maintain our competitive position. We seek to protect our technology and trade secrets, in part, by confidentiality agreements with our employees and contractors. Our employees may breach these agreements or our trade secrets may otherwise become known or be independently discovered by inventors. If we are unable to obtain or maintain protection of our patents, trade secrets and other proprietary rights, we may not be able to prevent third parties from using our proprietary rights.

        Our patent protection involves complex legal and technical questions. Our patents may be challenged, narrowed, invalidated or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary processes and products are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.

Claims from others that we infringe their intellectual property rights may adversely affect our operations.

        From time to time we receive notices from others claiming we infringe their intellectual property rights. The number of these claims may grow. Responding to these claims may require us to enter into royalty and licensing agreements on unfavorable terms, require us to stop selling or to redesign affected products or require us to pay damages. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel.

Our operating results may fluctuate due to a number of factors, many of which are beyond our control.

        Our annual and quarterly operating results have varied significantly in the past and likely will vary significantly in the future as a result of:

•	the size and timing of customer orders, many of which are received towards the end of the quarter;

•	sales promotions and sales of demonstration equipment;

•	geographic expansion in the Asia/Pacific region and other regions;

•	training and ramp-up time for new sales people;

•	investments in technologies and new products;

•	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated, such as iQvolution;

•	the effects of increased competition as a result of recent consolidation in the CAM2 market;

•	our effective tax rate;

•	the amount of time that it takes to fulfill orders and ship our products;

•	the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base;

•	increases in operating expenses for product development and new product marketing;

•	costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes;

•	the timing and market acceptance of new products and product enhancements;

•	customer order deferrals in anticipation of new products and product enhancements;

•	our success in expanding our sales and marketing programs;

•	start-up costs and ramp-up time associated with opening new sales offices outside of the United States;

•	fluctuations in revenue without proportionate adjustments in fixed costs;

•	the efficiencies achieved in managing inventories and fixed assets; and

•	adverse changes in the manufacturing industry and general economic conditions.

        Any one or a combination of these factors could adversely affect our annual and quarterly operating results in the future.

The CAM2 market is an emerging market and our growth depends on the ability of our products to attain broad market acceptance.

        The CAM2 market is in an early stage of adoption. The market for traditional fixed-base CMMs, check fixtures, and other handheld measurement tools is mature. Part of our strategy is to continue to displace these traditional measurement devices. Displacing traditional measurement devices and achieving broad market acceptance of our products requires significant effort to convince manufacturers to reevaluate their historical measurement procedures and methodologies.

        We market four closely interdependent products (Faro Arm, Scan Arm, Faro Laser Tracker and Faro Gage) and related software for use in measurement and inspection applications. Substantially all our revenues are currently derived from sales of these products and software and we plan to continue our business strategy of focusing on the portable software-driven, 3-D measurement and inspection market. Consequently, our financial performance will depend in large part on portable, computer-based measurement and inspection products achieving broad market acceptance. If our products cannot attain broad market acceptance, we will not grow as anticipated and may be required to make increased expenditures on research and development for new applications or new products.

We compete with manufacturers of portable measurement systems and traditional measurement devices, many of which have more resources than us and may develop products or technologies that will directly compete with us.

        Our portable measurement systems compete in the broad market for measurement devices for manufacturing and industrial applications, which, in addition to portable articulated arms and laser tracker products, consists of fixed-base CMMs, check fixtures, and handheld measurement tools. The broad market for measurement devices is highly competitive. In the Faro Gage product line, manufacturers of handheld measurement tools and fixed-base CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical and marketing resources than we possess. In the Faro Arm product line, we compete with Hexagon Metrology, a division of Hexagon. Hexagon is significantly larger than us. In the Faro Laser Tracker product line, we compete primarily with Leica Geosystems, a division of Leica. Leica is significantly larger than us. We will be required to make continued investments in technology and product development to maintain our technological advantage over our competition. We cannot assure you that we will have sufficient resources to make additional investments in technology and product development or that our product development efforts will allow us to successfully compete as the industry evolves.

        Our competitors may develop products or technologies that directly compete with us. For example, fixed-base CMM manufacturers are introducing CAD-based inspection software in response to the trend toward CAD-based factory floor metrology. In addition, some fixed-base CMM manufacturers are miniaturizing and increasing the mobility of their conventional CMMs. These companies may continue to alter their products and devote resources to the development and marketing of additional products that compete with ours.

We derive a substantial part of our revenues from our international operations, which are subject to greater volatility and often require more management time and expense to achieve profitability than our domestic operations.

        Since 2000, we have derived approximately 50% of our sales from international operations. We opened a manufacturing facility in Schaffhausen, Switzerland in 2003 and have regional sales offices in Germany, France, Spain, Italy, Japan, China, India, South Korea and the United Kingdom. Should trade relations between the United States and China deteriorate, our ability to transfer products between China and other regions of the world, including the United States, Asia and Europe could be significantly impaired and our results of operations would suffer. In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable. Our international operations may be subject to a number of risks including:

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	unexpected changes in regulatory requirements and laws;

•	longer customer payment cycles and difficulty collecting accounts receivable;

•	export duties, import controls and trade barriers;

•	governmental restrictions on the transfer of funds to us from our operations outside the United States;

•	burdens of complying with a wide variety of foreign laws and labor practices; and

•	fluctuations in currency exchange rates, which could affect local payroll utility and other expenses.

        Several of the countries where we operate have emerging or developing economies, which may be subject to greater currency volatility, negative growth, high inflation, limited availability of foreign exchange and other risks. These factors may harm our results of operations and any measures that we may implement to reduce the effect of volatile currencies and other risks of our international operations may not be effective. In addition, during 1997 and 1998 several Asian countries, including Japan, experienced severe currency fluctuation and economic deflation. If such situations reoccur or occur in other regions where we operate, it may negatively impact our sales and our ability to collect payments from customers in these regions.

We rely to a large extent on the experience and management ability of our senior executive officers.

        Our success will depend, in part, on the services of our founders, Simon Raab, our Chief Executive Officer, and Gregory Fraser, our Executive Vice President, Secretary and Treasurer, and Jay Freeland, our President and Chief Operating Officer, who was hired in November 2004, and our Chief Financial Officer, Barbara Smith, who was hired in February 2005. The loss or interruption of the continued full-time services of these executives could have a material adverse effect on us. We do not have employment agreements with these executives.

We may not be able to identify, consummate or achieve expected benefits from acquisitions.

        We have completed three significant acquisitions since our initial public offering in 1997. The most recent of these acquisitions was iQvolution, headquartered in Ludwigsburg, Germany, a manufacturer and supplier of three-dimensional laser scanning products and services. We intend to pursue access to additional technologies, complementary product lines and sales channels through selective acquisitions and strategic investments. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. In the past we have used our stock as consideration for acquisitions. Our common stock may not remain at a price at which it can be used as consideration for acquisitions without diluting our existing shareholders, and potential acquisition candidates may not view our stock attractively.

        Realization of the benefits of the iQvolution acquisition, or any other acquisition, requires integration of some or all of the acquired companies’ sales and marketing, distribution, manufacturing, engineering, finance and administrative organizations. The integration of acquisitions demands substantial attention from senior management and the management of the acquired companies. Acquisitions in general are subject to a variety of risks and uncertainties, some of which could include:

•	the inability to assimilate effectively the operations, products, technologies and personnel of the acquired companies (some of which may be located in diverse geographic regions);

•	the inability to maintain uniform standards, controls, procedures and policies;

•	the need or obligation to divest portions of the acquired companies; and

•	the potential impairment of relationships with customers.

        In addition to these general risks, the iQvolution acquisition is subject to the following additional risks:

•	the inability to expand sales of laser scanning products and services beyond engineering applications to other opportunities, such as law enforcement and the forensics market,

•	the amount of time that it takes to fulfill orders and ship iQvolution's products,

•	the fact that the market potential for the three-dimensional laser scanning market and the potential adoption rate for iQvolution’s products are difficult to quantify and predict;

•	development by others of new or improved products, processes or technologies that make iQvolution's products and services obsolete or less competitive;

•	our inability to introduce new products, such as a phase-based laser scanner for outdoor use, reduce the cost of the products, or improve the ease of use of the products;

•	a decline in the overall market opportunity for the products of iQvolution; and

•	the loss of Dr. Bernd-Dietmar Becker or Dr. Reinhard Becker, the co-founders of iQvolution, or other key personnel.

        We cannot assure you that we will be able to integrate successfully the iQvolution acquisition or any other acquisitions, that iQvolution or any acquired companies will operate profitably or that we will realize the expected benefits from the iQvolution acquisition or any other acquisition.

   We may face difficulties managing growth.

        Our growth has placed significant demands on our management and operations and financial resources. If our business continues to grow rapidly in the future, we expect it to result in:

•	increased responsibility for existing and new management personnel; and

•	incremental strain on our operations and financial and management systems (both domestically and internationally).

        Our success under such conditions will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage future growth, our business, financial condition and operating results may be harmed.

Our dependence on suppliers for materials could impair our ability to manufacture our products.

        Outside vendors provide key components used by us in the manufacture of our products. Although we believe that alternative sources for these components are available, any supply interruption in a limited source component would harm our ability to manufacture our products until a new source of supply is identified. In addition, an uncorrected defect or supplier’s variation in a component, either known or unknown to us, or incompatible with our manufacturing processes, could harm our ability to manufacture our products. We may not be able to find a sufficient alternative supplier in a reasonable period, or on commercially reasonable terms, if at all. If we fail to obtain a supplier for the manufacture of components of our potential products, we may experience delays or interruptions in our operations, which would adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock

Future sales of our common stock could depress our stock price.

        We cannot predict the effect that future sales of our common stock will have on the market price of our common stock. Shares that we issued in the iQvolution acquisition or other shares of our common stock that we issue in the future may become available for resale in the public market from time to time. Sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock or our ability to raise capital by offering equity securities.

We may experience volatility in our stock price.

        The price of our common stock has been, and may continue to be, highly volatile in response to various factors, many of which are beyond our control, including:

•	developments in the industries in which we operate;

•	actual or anticipated variations in quarterly or annual operating results;

•	speculation in the press or investment community; and

•	announcements of technological innovations or new products by us or our competitors.

        Our common stock’s market price may also be affected by our inability to meet analyst and investor expectations and failure to achieve projected financial results, including those set forth in this prospectus. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our common stock to decline. Volatility in our stock price may result in your inability to sell your shares at or above the price at which you purchased them.

        In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock’s market price. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies’ securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our executive officers and directors control a significant percentage of our common stock and these shareholders may take actions that are adverse to your interests.

        Our two co-founders, Simon Raab and Gregory Fraser, beneficially own approximately 17% of our common stock. As a result, these shareholders, acting together, can significantly influence all matters requiring shareholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations and sales of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.

Anti-takeover provisions in our articles of incorporation, our bylaws and provisions of Florida law could delay or prevent a change of control that you may favor.

        Our articles of incorporation, our bylaws and provisions of Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions include:

•	a limitation on shareholders' ability to call a special meeting of our shareholders;

•	advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by shareholders at shareholder meetings;

•	our classified board of directors, which means that approximately one-third of our directors are elected each year; and

•	the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

        The provisions described above could delay or make more difficult transactions involving a change in control of us,

FORWARD-LOOKING STATEMENTS

        This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, about our plans, beliefs, goals, intentions, objectives, projections, expectations, assumptions, strategies, and future events are forward-looking statements.

        Words such as “may,” “will,” “believe,” “plan,” “should,” “could,” “seek,” “expect,” “anticipate,” “intend,” “estimate,” “goal,” “objective” and similar words, or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Important factors that could cause a material difference in the actual results from those contemplated in such forward-looking statements include among others those under “Risk Factors” in this prospectus or in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference. You can obtain the information incorporated by reference into this prospectus without charge by following the instructions in the “Where You Can Find More Information” section of this prospectus.

USE OF PROCEEDS

        The selling shareholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.

SELLING SHAREHOLDERS

        We are registering all 314,736 shares covered by this prospectus on behalf of the selling shareholders named in the table below. We issued these shares of common stock to the selling shareholders in connection with our acquisition of iQvolution AG. That issuance was exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering these shares to permit the selling shareholders to offer and sell these shares for resale from time to time. The selling shareholders may sell all, some, or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the respective selling shareholders. For more information, see “Plan of Distribution.” None of the selling shareholders has had any material relationship with us within the past three years other than (i) as a result of the ownership of these shares, (ii) each selling shareholder other than cubixx GmbH and Dr. Wilfried Sihn has been employed by one of our subsidiaries since our acquisition of iQvolution AG, and (iii) each of the shareholders of cubixx GmbH has been employed by one of our subsidiaries since our acquisition of iQvolution AG.

        The table below lists the selling shareholders and information regarding their ownership of our common stock:

			Shares Owned After Offering (1)
Selling Shareholder	Shares Owned Prior To This Offering	Shares Being Offered Hereby	Number	Percentage (2)

cubixx GmbH	297,432	297,432	0	0

Jurgen Gittinger	1,573	1,573	0	0

Dr. Martin Ossig	1,573	1,573	0	0

Regis Derimay	1,573	1,573	0	0

Steffen Gehring	1,573	1,573	0	0

Rainer Simon	3,147	3,147	0	0

Dr. Hansjorg Volz	1,573	1,573	0	0

Bernard Broutechoux	1,573	1,573	0	0

Rick Ruitermann	1,573	1,573	0	0

Dr. Wilfried Sihn	1,573	1,573	0	0

Advanced Technical Solutions	1,573	1,573	0	0

(1)	Assumes that the shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling shareholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2)	The percentage of common stock beneficially owned is based on 14,051,707 shares of common stock outstanding on March 9, 2005.

PLAN OF DISTRIBUTION

        The selling shareholders may resell or redistribute the shares being offered by this prospectus from time to time in one or more transactions on the Nasdaq National Market or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Selling shareholders may sell the shares by one or more of the following methods, without limitation:

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

•	privately negotiated transactions, directly or through agents;

•	through the distribution of the shares by any selling shareholder to its shareholders;

•	agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

        We do not know of any current arrangements by the selling shareholders for the sale or distribution of any of the securities. The selling shareholders have advised us that they have acquired their shares in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

        The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire the shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

        The selling shareholders and any underwriters, brokers, dealers, or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

        The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by a selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution. The selling shareholders may agree to indemnify any brokers, dealers, or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

        The shares offered under this prospectus were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (a) the date on which all the shares of common stock subject to this registration statement have been sold under this registration statement or pursuant to Rule 144 of the Securities Act or otherwise or (b) the date on which all the shares of common stock subject to this registration statement are eligible to be sold pursuant to Rule 144(k) of the Securities Act. We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions, or fees (legal or otherwise) of the selling shareholders.

        We will not receive any proceeds from sales of any shares by the selling shareholders. We cannot assure you that the selling shareholders will sell all or any portion of the shares offered under this prospectus.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

        The consolidated financial statements of FARO Technologies, Inc. appearing in FARO Technologies, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s web site. The address of this site is http://www.sec.gov.

        We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

–	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

–	our Current Report on Form 8-K as filed with the SEC on March 30, 2005;

–	our Current Report on Form 8-K as filed with the SEC on April 1, 2005;

–	the description of our common stock contained in our Registration Statement on Form 8-A filed on September 15, 1997 and any amendments or reports filed for the purpose of updating such description; and

        All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

FARO Technologies, Inc.
125 Technology Park
Lake Mary, Florida 32746
(407) 333-9911
Attention: Gregory A. Fraser

314,736 SHARES

FARO TECHNOLOGIES, INC.

COMMON STOCK

April 21, 2005